Form 10KSB, Exhibit 13
period 1996-09-30
MVSI INC
filed 1996-12-31
CIK 937603

MVSI, INC., AND SUBSIDIARIES

Consolidated Financial Statements and Report of
Independent Certified Public Accountants

September 30, 1996 and 1995
--------------------------------------------------
--------------------------------------------------

ITEM 7:  FINANCIAL STATEMENTS

MVSI, INC., AND SUBSIDIARIES

Contents

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         23


CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                           24

     Consolidated Statements of Operations                                 25

     Consolidated Statements of Stockholders' (Deficit) Equity             26

     Consolidated Statements of Cash Flows                                 27

     Notes to Consolidated Financial Statements                         28-43

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
MVSI, Inc., and Subsidiaries


We have audited the accompanying consolidated balance sheets of MVSI, Inc., and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVSI, Inc., and Subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




Vienna, Virginia
November 22, 1996

MVSI, INC., AND SUBSIDIARIES

Consolidated Balance Sheets
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



SEPTEMBER 30,                                                             1996              1995
----------------------------------------------------------------------------------------------------


ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                         $    313,890        $  2,343,036
  Investments                                                          5,881,202           8,001,304
  Accounts receivable, net of allowance for doubtful accounts          4,555,259             708,991
  Note receivable                                                        500,000             200,000
  Inventory                                                            2,612,539             696,606
  Tax credits and income tax receivable                                  405,717             273,479
  Prepaid expenses                                                       348,302             221,389
                                                                    --------------------------------
TOTAL CURRENT ASSETS                                                  14,616,909          12,444,805

PROPERTY AND EQUIPMENT, net                                              383,518             174,451
CAPITALIZED SOFTWARE COSTS                                             1,164,182             271,496
GOODWILL                                                               2,735,638                  --
DEFERRED TAX ASSET                                                     1,158,430                  --
OTHER ASSETS                                                             101,692              68,146
                                                                    --------------------------------
                                                                     $20,160,369         $12,958,898
----------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Line of credit and financing arrangement                          $  1,099,973        $    150,342
  Accounts payable and accrued liabilities                             3,731,002           1,312,056
  Notes payable                                                               --              12,134
  Shareholder loans and interest                                         222,395             724,556
  Advance deposits                                                           761             155,000
                                                                    --------------------------------
TOTAL CURRENT LIABILITIES                                              5,054,131           2,354,088

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 50,000,000 shares authorized,
    10,740,000 and 10,140,000 shares issued and outstanding,
    respectively                                                        107,400             101,400
  Stock subscription receivable                                        (150,000)           (150,000)
  Additional paid-in capital                                         20,577,566          17,085,475
  Accumulated deficit                                                (5,475,602)         (6,488,366)
  Unrealized loss on investments available for sale                     (59,786)                 --
  Cumulative translation adjustment                                     106,660              56,301
                                                                    --------------------------------
TOTAL STOCKHOLDERS' EQUITY                                            15,106,238          10,604,810
                                                                    --------------------------------
                                                                    $ 20,160,369        $ 12,958,898
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


                THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

MVSI, INC., AND SUBSIDIARIES

Consolidated Statements of Operations

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



YEARS ENDED SEPTEMBER 30,                                     1996                1995
------------------------------------------------------------------------------------------


SALES                                                     $ 15,987,636       $   2,337,797

COST OF SALES                                               12,484,237           1,506,908
                                                          --------------------------------
GROSS PROFIT                                                 3,503,399             830,889

EXPENSES
  Selling                                                      853,577             485,995
  Administrative                                             2,532,337           1,115,295
  Research and development, net of tax credits                 116,176           1,186,052
  Depreciation and amortization                                197,814              20,838
                                                          --------------------------------
                                                             3,699,904           2,808,180
                                                          --------------------------------

LOSS FROM OPERATIONS                                          (196,505)         (1,977,291)

INTEREST INCOME                                                540,345              51,120
INTEREST AND FINANCING CHARGES                                (117,506)            (55,282)
INTEREST EXPENSE FROM BRIDGE FINANCING                              --          (3,500,000)
                                                          --------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES                            226,334          (5,481,453)

INCOME TAX (BENEFIT) PROVISION
  Current                                                           --                  --
  Deferred                                                    (786,430)                 --
                                                          --------------------------------
                                                              (786,430)                 --
                                                          --------------------------------
NET EARNINGS (LOSS)                                       $  1,012,764       $  (5,481,453)
-------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
  Primary                                                 $       0.11       $       (1.10)
-------------------------------------------------------------------------------------------
  Fully diluted                                           $       0.09       $       (1.10)
-------------------------------------------------------------------------------------------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

MVSI, INC., AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


                                                               COMMON STOCK             STOCK       ADDITIONAL
                                                        --------------------------   SUBSCRIPTION     PAID-IN     ACCUMULATED
                                                           SHARES         AMOUNT      RECEIVABLE      CAPITAL      (DEFICIT)
------------------------------------------------------------------------------------------------------------------------------

BALANCE, OCTOBER 1, 1994                                3,600,000     $   36,000     $     --        1,236,252  $  (1,006,913)

NET LOSS                                                     --             --             --             --       (5,481,453)

INITIAL PUBLIC OFFERING OF COMMON STOCK,
  NET OF OFFERING COSTS                                 4,140,000         41,400           --       11,673,223           --

PRIVATE PLACEMENT TRANSACTIONS                          2,400,000         24,000       (150,000)       676,000           --

ADDITIONAL CAPITAL ASSOCIATED WITH INTEREST FROM
  ISSUANCE OF BRIDGE UNITS                                   --             --             --        3,500,000           --

CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT                  --             --             --             --             --
                                                    ---------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1995                            10,140,000        101,400       (150,000)    17,085,475     (6,488,366)

ACQUISITION--JMR DISTRIBUTORS                             100,000          1,000           --          508,161           --

ACQUISITION--SOCRATES, INC.                               350,000          3,500           --        2,385,250           --

NET EARNINGS                                                 --             --             --             --        1,012,764

WARRANT PURCHASE                                             --             --             --              180           --

PRIVATE PLACEMENT TRANSACTIONS                            150,000          1,500           --          598,500           --

CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT                  --             --             --             --             --

UNREALIZED GAIN (LOSS) FROM INVESTMENTS                      --             --             --             --             --
                                                    ---------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1996                           10,740,000     $  107,400    $  (150,000)  $ 20,577,566  $  (5,475,602)
-------------------------------------------------------------------------------------------------------------------------------



                                                        UNREALIZED    CUMULATIVE
                                                     GAIN (LOSS) ON  TRANSLATION
                                                       INVESTMENTS    ADJUSTMENT       TOTAL
------------------------------------------------------------------------------------------------

BALANCE, OCTOBER 1, 1994                               $     --       $  106,443   $    371,782

NET LOSS                                                     --             --       (5,481,453)

INITIAL PUBLIC OFFERING OF COMMON STOCK,
  NET OF OFFERING COSTS                                      --             --       11,714,623

PRIVATE PLACEMENT TRANSACTIONS                               --             --          550,000

ADDITIONAL CAPITAL ASSOCIATED WITH INTEREST FROM
  ISSUANCE OF BRIDGE UNITS                                   --             --        3,500,000

CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT                  --          (50,142)       (50,142)
                                                    ---------------------------------------------
BALANCE, SEPTEMBER 30, 1995                                  --           56,301     10,604,810

ACQUISITION--JMR DISTRIBUTORS                                --             --          510,161

ACQUISITION--SOCRATES, INC.                                  --             --        2,388,750

NET EARNINGS                                                 --             --        1,012,764

WARRANT PURCHASE                                             --             --              180

PRIVATE PLACEMENT TRANSACTIONS                               --             --          600,000

CHANGE IN CUMULATIVE TRANSLATION ADJUSTMENT                  --           50,359         50,359

UNREALIZED GAIN (LOSS) FROM INVESTMENTS                   (59,786)          --          (59,786)
                                                    ---------------------------------------------
BALANCE, SEPTEMBER 30, 1996                           $  (59,786)     $  106,660  $  15,106,238
-------------------------------------------------------------------------------------------------

MVSI, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



YEARS ENDED SEPTEMBER 30,                                              1996                1995
---------------------------------------------------------------------------------------------------


INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                               $1,012,764        $(5,481,453)
                                                                     ------------------------------
     Adjustments to reconcile net income (loss) to net cash
          from operating activities
          Non-cash interest expense from bridge units                        --          3,500,000
          Deferred income taxes                                        (786,430)                --
          Depreciation and amortization                                 197,814             36,259
          (Gain) loss on foreign exchange                               (50,359)            86,291
          Unrealized loss on investments                                 59,786              7,999
          Changes in operating assets and liabilities, net of
            effects of acquisitions
            (Increase) in accounts receivable                        (1,112,781)          (413,892)
            (Increase) in inventory                                  (1,526,431)          (327,280)
            (Increase decrease in tax credits and income taxes
              receivable                                                (95,952)           345,172
            (Increase) in prepaid expenses                             (115,414)          (206,164)
            Decrease (increase) in other assets                         (16,964)             2,993
            (Decrease) in advance deposits                             (150,854)           (19,717)
            Increase (decrease) in accounts payable and accrued
              liabilities                                              (894,482)           702,425
                                                                     -----------       -----------
NET CASH (USED IN) OPERATING ACTIVITIES                              (3,479,303)        (1,767,367)
                                                                     -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment purchases                                                    --         (8,009,303)
     Borrowings on margin against investments                         2,120,102                 --
     Property, plant and equipment purchases                           (223,857)          (425,735)
     Capitalized software costs                                        (892,687)                --
     Loan to acquired company and other                                (300,000)          (200,000)
                                                                     -----------       -----------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                     703,558         (8,635,038)
                                                                     -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net (decrease) increase in line of credit                          609,374             (7,517)
     Proceeds from shareholder loans                                         --          1,079,594
     Payment of shareholder loans                                      (497,269)          (500,000)
     Payment of debt                                                    (19,725)           (31,214)
     Proceeds from issuance of bridge notes payable                          --            500,000
     Proceeds from issuance of common stock                             600,000         12,421,221
     Proceeds from issuance of warrants                                     180                 --
     Initial public offering costs                                           --           (587,132)
                                                                     -----------       -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES
                                                                        692,560         12,874,952
                                                                     -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                  54,039          (124,090)
                                                                     -----------       -----------
NET (DECREASE) INCREASE IN CASH                                      (2,029,146)         2,348,457

CASH (CASH OVERDRAFT) AT BEGINNING OF YEAR                            2,343,036             (5,421)
                                                                    -----------        -----------

CASH AT END OF YEAR                                                  $  313,890        $ 2,343,036
                                                                    -----------        -----------
                                                                    -----------        -----------

SUPPLEMENTAL DISCLOSURES:

INCOME TAXES PAID                                                   $        --        $        --
                                                                    -----------        -----------
                                                                    -----------        -----------

INTEREST PAID                                                       $    80,220        $    55,282
                                                                    -----------        -----------
                                                                    -----------        -----------

                 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

MVSI, INC., AND SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    BASIS OF PRESENTATION AND REORGANIZATION

    The accompanying consolidated financial statements include the accounts of MVSI, Inc. (a Delaware corporation), and its three wholly owned subsidiaries, MVS Modular Vision Systems, Inc. (MVS-Canada), a Montreal, Quebec-based corporation engaged in the design and manufacture of proprietary machine vision products and systems; Socrates, Inc. (Socrates), a Gaithersburg, Maryland-based corporation, which integrates, installs and supports high-end computer and communication equipment; and JMR Distributors, Inc. (JMR), a Lorton, Virginia-based corporation specializing in the purchase and sale of computer memory chips and network equipment (collectively referred to as the "Company"). Significant intercompany accounts and transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Sales are recognized upon shipment of a finished product when title to the product transfers to the customer. Typical terms of sale do not provide the customer with the right of return except for defective products, which are covered by the Company's warranty. Revenue billed in advance of customer acceptance is deferred until such time as acceptance occurs. Amounts received from customers prior to shipment are recorded as deposit liabilities.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and money market accounts.

    INVESTMENTS

    Investments consist of short-term U.S. treasury notes, net of margin loans of $2,463,875, which bear interest at 7 1/2%. In accordance with Statement of Financial Accounting Standards No. 115, the Company has classified these investments as available for sale, and recorded the investments at market value at September 30, 1996 and 1995. The Company has not realized any proceeds from the sale of securities during the years ended September 30, 1996 and 1995. The unrealized loss from investments available for sale was $59,786 for the year ended September 30, 1996. Investment market value approximates cost at September 30, 1996.

    ACCOUNTS RECEIVABLE

    Accounts receivable are stated at the unpaid balances, less allowance on collectible accounts. Management periodically reviews its outstanding accounts receivable to assess collectibility of balances based on past experience and evaluation of current adverse situations which may affect collectibility of receivables. As of September 30, 1996 and 1995, management has established an allowance for doubtful accounts of approximately $140,000 and $-0-.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


    INVENTORY VALUATION

    Inventory is valued at the lower of cost and market. Cost is determined on a first-in, first-out (FIFO) basis.

    Management evaluates obsolete and slow-moving inventory at each reporting date and excludes such inventory from the valuation. No reserve to record inventory at lower of cost or market was deemed necessary at September 30, 1996 and 1995. The value of inventories written off because of obsolescence or slow movement has not been material to date.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost, net of an allowance for accumulated depreciation and amortization. Depreciation is computed on equipment and furniture, principally using the double-declining balance method over estimated lives ranging from five to seven years. Demonstration and research equipment is depreciated on a straight-line basis over a four-year period. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the related assets.

    CAPITALIZED SOFTWARE COSTS

    Beginning in fiscal year 1995, certain software development costs not reimbursed by the Canadian government have been capitalized. Software development costs incurred subsequent to achievement of technological feasibility, and not reimbursed by the Canadian government, were not material in previous years. Technological feasibility occurs when the Company has completed all planning and testing activities necessary to establish that the product can be produced to meet its design specifications including functions, features and technological performance requirements. No amortization has been recorded in the accompanying financial statements pending release of the associated products.
    Management believes that these products will be available for sale during fiscal year 1997. When these products are ready for sale, the Company's policy will be to amortize capitalized software costs by the greater of (a) the ratio the current gross revenue for a product bear to the total current and anticipated future gross revenue for that product or (b) the straight-line method over the remaining economic life of the product including the period being reported on. It is reasonably possible that those estimates of anticipated future gross revenue, the remaining estimated economic life of the product, or both will be reduced significantly in the near term. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

    GOODWILL

    Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is being amortized on the straight-line method over ten years. Amortization expense charged to operations for 1996 was $107,939. No goodwill existed prior to 1996.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.  Through
    October 31, 1994, tax credits received or due from the Canadian government for research and development costs incurred have been offset against these expenditures and included as a receivable in the accompanying balance sheet, as such amounts are currently refundable in cash in the year following the year in which they are incurred. Effective November 1, 1994, the date of the acquisition disclosed in Note A, the rate used in computing such tax credits decreased. Prior to the acquisition, the Company qualified for tax credits equal to 35% of qualified research and development salaries from the Canadian federal government and 40% of research and development salaries from the Province of Quebec. Substantially all such credits were refundable currently from each government upon the submission of tax credit filings. Effective
    November 1, 1994, the rate applied in computing tax credits for Canadian federal government purposes is 20%, and the resulting tax credit can be realized only as an offset to future taxes payable from income generated in Canada. Tax credits can be carried forward up to ten years from the date generated. In addition, the rate applied in computing the Quebec tax credit is 20%, effective November 1, 1994, although the Quebec tax credits continue to be refundable currently. Equipment used in research and development activities which has alternative future uses is capitalized and depreciated.

    INCOME TAXES

    The Company has net operating loss carryforwards and tax credit carryforwards to offset future taxable income and taxes payable. Although the Company, has recognized income before income taxes through September 30, 1996, this has not resulted in the recognition of income tax expense due to the existence of available net operating loss carryforwards. Deferred taxes are recognized, subject to a valuation allowance, for temporary differences in the timing of recognition of certain income and expenses.

    EARNINGS PER SHARE

    Earnings per share (EPS), both primary and fully diluted, are computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming conversion, at the beginning of the year, of the Company's Class A and Class B warrants which are considered to be common stock equivalents. Using the modified treasury stock method, the number of shares that would be issued from the assumed exercise of the warrants has been reduced by the number of shares that could have been purchased from the proceeds, at the average market price (primary EPS) and at the closing market price (fully diluted EPS) of the Company's stock for the year ended September 30, 1996, subject to a 20% limitation.

    Once the proceeds have been applied to purchase common stock up to 20% of the outstanding common stock, the balance of the proceeds is assumed to be invested in government securities. Accordingly, net earnings (for both primary and fully diluted EPS) have been adjusted for interest revenue, net of taxes from the assumed purchase of government securities with the excess proceeds. The weighted average number of common and common equivalent shares used in the primary and fully diluted EPS computations was 14,728,603 for the year ended September 30, 1996. Primary and fully diluted earnings per share amounts had not been shown previously for the year ended September 30, 1995, because they were anti-dilutive. Earnings per share for the year ended September 30, 1995, was based on 5,000,833 weighted average shares outstanding.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

    USING ESTIMATES IN PREPARING FINANCIAL STATEMENTS

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

    The carrying amount approximates fair value for cash and cash equivalents, accounts receivable, notes receivable, accounts payable, line of credit and other accrued liabilities.

    Investment securities classified as current assets are based on quoted market price.

    TRANSLATION OF FOREIGN CURRENCY AND CONCENTRATION OF CREDIT RISK

    A portion of the Company's operations are transacted in Canadian dollars. The balance sheet of Canadian operations is translated into U.S. dollars at the year-end rate of exchange, and all statement of operations items are translated at the weighted average exchange rates for the year. The resulting translation adjustments are made directly to a separate component of stockholders' equity.

    The Company's customers are not concentrated in any specific geographic region. As a matter of policy, the Company requires its larger customers to furnish letters of credit (and in some instances, advance deposits) to minimize credit risk to the Company after shipment of the products. For other customers, the Company reviews a customer's credit history before extending credit.


--------------------------------------------------------------------------------


NOTE B--ACQUISITIONS


    On October 12, 1995, MVSI, Inc., acquired all the outstanding stock of JMR, effective October 1, 1995, whereby MVSI, Inc., exchanged 100,000 restricted shares of MVSI, Inc., common stock for all outstanding shares of JMR. In addition, MVSI, Inc., loaned JMR $200,000 to fund compensation due to an officer/stockholder of JMR for services rendered prior to the acquisition. The acquisition of JMR was accounted for as a purchase. The results of operations of JMR are included in the accompanying financial statements since the date of acquisition. The cost in excess of the fair value of net assets acquired (goodwill) of approximately $450,000 will be amortized using an estimated life of ten years.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE B--ACQUISITIONS--CONTINUED


    The Company acquired Socrates, effective July 1, 1996. MVSI exchanged 350,000 shares of its restricted common stock for all the shares of common stock held by Socrates' stockholder. The acquisition of Socrates was accounted for as a purchase. The cost in excess of the fair value of net assets acquired (goodwill) of approximately $2,323,000 will be amortized using an estimated life of ten years. The results of operations of Socrates are included in the accompanying financial statements since the date of acquisition.

    Following is a pro forma consolidated income statement for the years ended September 30, 1996 and 1995, reflecting the acquisitions as if they were consummated on October 1, 1994, accounted for as a purchase business combination. The pro forma information is not necessarily indicative of the financial position which would have resulted had the acquisitions occurred on October 1, 1994. The pro forma information should be read in conjunction with these historical financial statements.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE B--ACQUISITIONS--CONTINUED

    PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
    YEAR ENDED SEPTEMBER 30, 1996
--------------------------------------------------------------------------------

                                                            PRO FORMA
                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
---------------------------------------------------------------------------------------
    Sales                                 $ 15,987,638   $  9,376,121   $ 25,363,757
    Cost of sales                           12,484,237      8,430,373     20,914,610
                                           --------------------------------------------

    Gross profit                             3,503,399        945,748      4,449,147

    Operating expenses*                      3,699,904      1,269,587      4,969,491
                                           --------------------------------------------

    Loss from operations                      (196,505)      (323,839)      (520,344)

    Interest and financing charges            (422,839)            --       (422,839)
                                           --------------------------------------------

    Income (loss) before taxes                 226,334       (323,839)       (97,505)

    Income tax provision (benefit)            (786,430)      (372,000)    (1,158,430)

                                           --------------------------------------------

    Net income (loss)                     $  1,012,764   $     48,161    $ 1,060,925
                                           --------------------------------------------

    Net (loss) income per share           $       0.11   $         --    $      0.11
                                           --------------------------------------------


* The pro forma adjustments reflect the operations of each company acquired, adjusted for goodwill amortization. These operations include a non-recurring $600,000 bonus payment to a stockholder.
                                                                             33

MVSI, INC., AND SUBSIDIARY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE B--ACQUISITIONS--CONTINUED


  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
  YEAR ENDED SEPTEMBER 30, 1995
  ------------------------------------------------------------------------------

                                                           PRO FORMA
                                            HISTORICAL    ADJUSTMENTS     PRO FORMA
    ---------------------------------------------------------------------------------
    Sales                                $   2,337,797  $  17,554,705  $  19,892,502
    Cost of sales                            1,506,908     15,834,757     17,341,665
                                          --------------------------------------------
    Gross profit                               830,889      1,719,948      2,550,837

    Operating expenses                       2,808,180      1,728,184      4,536,364
                                          --------------------------------------------
    (Loss) from operations                  (1,977,291)        (8,236)    (1,985,527)
    Interest and financing charges          (3,504,162)       (22,730)    (3,526,892)
                                          --------------------------------------------
    Loss before taxes                       (5,481,453)       (30,966)    (5,512,419)

    Income tax provision                            --             --             --
                                          --------------------------------------------
    Net loss                             $  (5,481,453)  $    (30,966)  $ (5,512,419)
                                          --------------------------------------------
    Net loss per share                   $       (1.10)  $         --   $      (1.10)
                                          --------------------------------------------


--------------------------------------------------------------------------------


NOTE C--SIGNIFICANT TRANSACTIONS


    PRIVATE PLACEMENT TRANSACTIONS

    In November 1994, the Company issued 400,000 shares of common stock to one nonaffiliated person in a private placement transaction for aggregate consideration of $200,000, represented by one promissory note, and for legal services rendered valued at $50,000. The securities are pledged as collateral for the payment of the note.

    In January 1995, in a transaction arranged by the underwriter of the Company's initial public offering, the Company issued 1,000,000 shares of common stock to six nonaffiliated persons in a private placement transaction for aggregate consideration of $500,000 or $.50 per share.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE C--SIGNIFICANT TRANSACTIONS--CONTINUED


    Also in January 1995, the Company borrowed $500,000 in a bridge loan from six nonaffiliated persons (lenders) at the rate of 8% simple annual interest, which was repaid at the closing of the initial public offering of the Company's securities. In further consideration of the bridge loan, the Company issued 1,000,000 shares of common stock, 1,000,000 Class A warrants and 1,000,000 Class B warrants to the lenders. The shares of common stock and Class A warrants issued to the lenders were registered in the initial public offering. The Class A warrants issued to the lenders are identical to the Class A warrants included in the units offered by the Company. The Class B warrants, which were not registered in the offering, are identical to the Class A warrants included in the units being offered by the Company, except that the exercise price is $4.20. The registered securities held by the lenders may be sold commencing 13 months from the date of the prospectus, subject to earlier release at the sole discretion of the representative, and such securities include a legend with such restrictions. The Company believes, to the best of its knowledge, that the registered securities held by the lenders were released by said representive and were sold after the date of the Prospectus and are reflected in the Company's number of outstanding shares as of September 30, 1996. Interest expense related to the issuance of these securities of $3,500,000 was charged to the statement of operations for the year ended September 30, 1995, with a corresponding credit to paid-in capital.

    In June 1996, the Company issued 150,000 shares of restricted common stock to two accredited and nonaffiliated persons in a private placement transaction for aggregate consideration of $600,000, or $4.00 per share.

    INITIAL PUBLIC OFFERING

    On August 15, 1995, the Company completed an initial public offering of 2,070,000 units at a price of $7.00 per share. Each unit consists of two shares of common stock and two redeemable Class A warrants. Each Class A warrant entitles the holder to purchase one share of common stock at $4.00 per share during the four-year period commencing August 15, 1996. In addition, the underwriter exercised the over-allotment option provided in the underwriting agreement, resulting in total outstanding shares following the offering of 10,140,000.

    Accounting, legal and other costs incurred in connection with the offering were capitalized and deferred until completion of the offering, at which time the costs were charged against additional paid-in capital.


--------------------------------------------------------------------------------


NOTE D--FOURTH QUARTER ADJUSTMENTS


    The Company's fourth quarter 1996 operations were negatively impacted by charges incurred in restructuring the Company's Canadian operations. Management determined the organizational restructuring to be necessary in order for the Company to further strengthen its position in the worldwide market of laser-based machine vision products, and to ensure continued profitability in the future. The restructuring included the hiring of a new management team in operations, finance, and sales and marketing, and the implementation of a revised business plan. Management's objective is to improve product quality, expand product lines, increase sales and marketing efforts, and revise existing cost structures. The Company believes these efforts will further enhance the Company's state-of-the-art proprietary laser technology, and allow the Company to better capitalize on the rapidly growing machine vision market.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE D--FOURTH QUARTER ADJUSTMENTS--CONTINUED


    The impact of the changes incurred, in addition to certain fourth-quarter adjustments made to establish an accounts receivable reserve and write-off non-recoverable travel and installation costs, can be seen in the accompanying statement of operations as an increase in operating expenses and a sizable reduction in sales growth during the quarter.
    The effect of these items was to reduce net income for the fourth quarter by approximately $650,000 ($0.05 per share).

--------------------------------------------------------------------------------


NOTE E--INVENTORY


    Inventory consists of the following at September 30:

                                                    1996           1995
    ---------------------------------------------------------------------------
         Raw materials                         $    623,415    $   442,409
         Work in progress                           595,224        130,105
         Finished goods                           1,393,900        124,092
                                           -------------------------------------
                                               $  2,612,539    $   696,606
                                           -------------------------------------

--------------------------------------------------------------------------------


NOTE F--PROPERTY AND EQUIPMENT


    Property, plant and equipment consist of the following at September 30:

                                                    1996            1995
    ---------------------------------------------------------------------------
         Autos and trucks                       $    52,372    $        --
         Furniture and office equipment             277,834         36,731
         Manufacturing equipment                      9,850          8,273
         Research and development equipment         239,012        231,913
         Purchased software                          43,270          2,880
         Leasehold improvements                      23,340          6,155
                                               ---------------------------------
                                                    645,678        285,952

         Less accumulated depreciation             (262,160)      (111,501)
                                               ---------------------------------
                                                $   383,518    $   174,451
                                               ---------------------------------

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE G--LINE OF CREDIT


    The Company maintains a $365,000 line of credit with a Canadian bank to support the short-term cash needs of the Company's Canadian operations. Borrowings bear interest at the bank's prime rate plus 2% (prime was 5.75% at September 30, 1996). At September 30, 1996 and 1995, borrowings outstanding on the line of credit amounted to $275,735 and $150,342, respectively. The line of credit is collateralized by all present and future accounts receivable and inventory of the Company's Canadian subsidiary. Under terms of the line-of-credit agreement, which is subject to annual review, the Company must also comply with certain financial and reporting covenants. As of September 30, 1996, the Company was in compliance with these covenants.

    The Company also maintains a credit agreement with a local Finance Company for inventory financing for one of its subsidiaries. The agreement provides the Company with the ability to pay certain inventory balances (purchases) in scheduled interest-free installments. Borrowings outstanding under the agreement, at September 30, 1996, amounted to $824,238. The agreement is subject to annual renewal and is collateralized by all present and future accounts receivable and inventory of the Company's subsidiary.
    The Company must also comply with certain financial and reporting covenants. As of September 30, 1996, the Company was in compliance with these covenants.


--------------------------------------------------------------------------------


NOTE H--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


    Accounts payable and accrued liabilities consist of the following at September 30:

                                                    1996           1995
    ---------------------------------------------------------------------------

         Vendor trade payables                $   1,942,283   $    589,576
         Salaries and commissions payable         1,331,134        483,670
         Other accrued liabilities                  457,585        238,810
                                             -----------------------------------
                                              $   3,731,002   $  1,312,056
                                             -----------------------------------

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE I--INCOME TAXES


  The income tax (benefit) provision consists of the following at September 30:

                                                      1996           1995
    ---------------------------------------------------------------------------

         Current
              United States                      $       --   $         --
              Foreign                                    --             --
                                                --------------------------------

                                                         --             --

         Deferred
              United States                          77,085     (1,454,000)
              Foreign                              (183,201)      (243,000)
                                                --------------------------------

                                                   (106,116)    (1,697,000)

         Valuation allowance--deferred tax
              asset                                (680,314)     1,697,000
                                                --------------------------------

         Net provision                           $ (786,430)  $         --
                                                --------------------------------



    The effective tax rates for the years ended September 30, 1996 and 1995, were -0-%. Reconciliations between the U.S. federal statutory rate and the effective tax rates follow as of September 30:


                                                      1996           1995
    ---------------------------------------------------------------------------

         Tax (benefit) at U.S. federal
              statutory rates                   $    76,954   $ (1,863,694)

         Increase (decrease) resulting from:
              State tax (benefit)                        --       (255,436)
              Foreign income (loss) impact of
                  taxation at different rates        (4,365)       404,330
              Valuation allowance against
                  deferred tax asset               (680,314)     1,697,000
              Other permanent differences          (178,705)        17,800
                                               --------------------------------
              Income tax provision              $  (786,430)  $         --
                                               --------------------------------

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE I--INCOME TAXES--CONTINUED


    The tax effect of temporary differences between the financial statement amounts and tax bases of assets and liabilities which give rise to a deferred tax asset are as follows at September 30:


                                                     1996           1995
    ---------------------------------------------------------------------------
         Research and development tax credits   $   766,864   $    700,000
         Net operating losses and unclaimed
          R&D expenses                            2,515,060      2,384,684
         Accrued bonus payable                      232,200             --
         Other                                      (54,017)        (2,693)
         Valuation allowance                     (2,301,677)    (3,081,991)
                                               --------------------------------
         Net deferred tax asset                 $ 1,158,430   $         --
                                               --------------------------------

    The Company has net operating loss carryforwards available to offset future taxable income generated in Canada totaling approximately $730,000 at September 30, 1996, expiring in 2010. In addition, the Company has net operating loss carryforwards available to offset U.S. taxable income of approximately $1,761,000 at September 30, 1996, expiring in 2011. In the event a change of control occurs in the future, use of all or a portion of U.S. carryforwards could be affected.

    As of September 30, 1995, the Company had established a 100% valuation allowance against the tax benefits relating to these carryforwards because of the uncertain realizability of the tax benefits. In the third and fourth quarters of fiscal year 1996, management re-evaluated the valuation allowance, resulting in the recording of a deferred tax asset (benefit) of $224,265 in the third quarter and $562,165 in the fourth quarter. In connection with the acquisition of Socrates, Inc., a $372,000 deferred tax asset (benefit) was recorded as a reduction of goodwill. Factors considered by the Company in the re-evaluation included the Company's year-to-date earnings, exclusive of non-recurring expenses and adjustments, as well as anticipated future earnings based on increased product demand, primarily attributable to the awarding of significant new contracts and orders which will be completed in fiscal year 1997. After recording the deferred tax asset (benefit), the Company continues to carry a valuation allowance approximating 67% of the deferred tax assets. The Company will review the valuation allowance quarterly to determine the future realizability of the deferred tax assets.

--------------------------------------------------------------------------------


NOTE J--STOCK WARRANTS


    At September 30, 1996, the Company has outstanding, 5,140,000 Class A Warrants and 1,000,000 Class B Warrants to purchase common stock. The Class A Warrants and Class B Warrants are exercisable at $4.00 and $4.20, respectively, and expire in the year 2000.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE K--COMMITMENTS AND CONTINGENT LIABILITIES


    LEASES

    The minimum rental payments payable under a long-term lease for premises, exclusive of certain operating costs determined annually, and for the lease of equipment at September 30, 1996, are approximately as follows:

         YEAR ENDING SEPTEMBER 30,
    ---------------------------------------------------------------------------

              1997                                              $  160,821
              1998                                                 147,920
              1999                                                 119,085
              2000                                                  74,916
              2001                                                  18,866
                                                             -------------------

                                                               $   521,608
                                                             -------------------


    EMPLOYMENT AGREEMENTS

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE K--COMMITMENTS AND CONTINGENT LIABILITIES--CONTINUED


    The Company has entered into separate employment agreements with three of its officers, which are subject to certain termination rights by both the Company and the officers. In addition to minimum salary and bonus commitments by the Company, these officers are eligible to receive all employee benefits which may from time to time be awarded or be made available. During the fourth quarter, one of the officers gave notice of resignation in accordance with the terms of his employment agreement.
    This officer has resigned from his position as a director of the Company but will remain with the Company on a consulting basis. Another officer retains his employment agreement while negotiations continue to convert it to a consulting agreement. This officer remains an officer and director of the Company.

    LEGAL MATTERS

    In the ordinary course of conducting business, the Company is subject, from time to time, to certain legal proceedings concerning the Company's business. Management does not believe that any current legal proceedings will have a material impact on the Company's business or its financial statements.

    LOANS FROM STOCKHOLDERS

    From July 1994 through August 1995, the Company borrowed funds from a stockholder. Such loans bear interest at 9% and are due on demand. At September 30, 1996 and 1995, loans and accrued interest outstanding totaled $222,395 and $724,556, respectively.

    OTHER TRANSACTIONS

    A certain director who is a stockholder was paid consulting fees totaling $100,000 and $50,000 in fiscal years 1995 and 1994, respectively. In 1996 and 1995, the Company paid $161,000 and $100,000, respectively, in legal fees to an attorney who is also a stockholder of the Company.


--------------------------------------------------------------------------------

NOTE L--SEGMENT INFORMATION


    For purposes of segment reporting for the year ended September 30, 1996, management considers the Company to operate in two industry segments; the machine vision industry and the computer distribution and reseller industry. For the year ended September 30, 1995, management considered the Company to operate in only one segment, the machine vision industry.

    For the year ended September 30, 1996, the Company had one customer which accounted for approximately 10 percent of its total revenue. For the year ended September 30, 1995, the Company derived 40% of its sales from three customers. In addition, approximately, 19% and 67% of the Company's sales in fiscal years 1996 and 1995, respectively, were to customers outside North America.

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------


NOTE L--SEGMENT INFORMATION--CONTINUED


    Financial information relating to
    the Company's industry segments for
    the years ended September 30, 1996
    and 1995, is as follows:


                                                                 1996
                              ----------------------------------------------------------------------
                                                   COMPUTER
                                                 DISTRIBUTION
                                  MACHINE        AND RESELLER        GENERAL
                              VISION SEGMENT       SEGMENT          CORPORATE           TOTAL
  --------------------------------------------------------------------------------------------------
  Sales to unaffiliated
    customers                 $    4,566,341    $  11,421,295    $          --     $ 15,987,636
  Operating profit (loss)            498,648          380,965       (1,076,118)        (196,505)
  Net income                         555,094          215,609          242,061        1,012,764
  Identifiable assets              5,670,201        7,439,956        7,050,212       20,160,369

                                                                 1995
                              ----------------------------------------------------------------------
                                                   COMPUTER
                                                 DISTRIBUTION
                                  MACHINE        AND RESELLER        GENERAL
                              VISION SEGMENT       SEGMENT          CORPORATE          TOTAL
  --------------------------------------------------------------------------------------------------
  Sales to unaffiliated
    customers                 $    2,337,797    $          --   $           --    $   2,337,797
  Operating profit (loss)         (1,609,534)              --         (367,757)      (1,977,291)
  Net income                      (1,722,482)              --       (3,758,971)      (5,481,453)
  Identifiable assets              2,189,281               --       10,769,617       12,958,898

    The following is a breakdown of the Company's sales by geographic region for the years ended September 30, 1996 and 1995:

    SALES TO UNAFFILIATED CUSTOMERS:


                                                      1996             1995
    ---------------------------------------------------------------------------
    North America*                             $   12,970,563    $   1,094,025
    Far East                                        1,810,054          974,141
    Europe                                          1,207,019          269,631
                                              --------------------------------

                                               $   15,987,636    $   2,337,797
                                               --------------------------------

     * principally the United States

MVSI, INC., AND SUBSIDIARIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPTEMBER 30, 1996 AND 1995
--------------------------------------------------------------------------------

NOTE M--SUBSEQUENT EVENTS


    ACQUISITION OF e-NET, INC.

    On October 16, 1996, the Company signed an agreement with e-Net, Inc. (e-Net), under which MVSI intends to acquire e-Net, as a wholly owned subsidiary of MVSI, subject to obtaining a fairness opinion and the ratification by a majority of MVSI shareholders at a 1997 shareholders meeting. Under the agreement, the Company has the right to waive obtaining a fairness opinion and ratification by the shareholders, if so decided by its board of directors. e-Net, a development stage Washington, D.C., area-based telecommunications company, produces proprietary telecommunications products and software which allow individuals and organizations to execute secure, private voice communications across the Internet and intranets, through the use of authentication technology, for local, national and international telephone communications, information exchange and commerce.

    Among the principal terms and conditions of the proposed acquisition, the Company intends to exchange, on a proposed tax-free basis, 4,000,000 shares of its common stock, for all e-Net's 8,000,000 shares of common stock. In addition, e-Net's 2,000,000 Class A Warrants and 2,000,000 Class B Warrants may be exercisable into a total of 2,000,000 shares of the Company's common stock. The newly issued MVSI securities in the acquisition may not be sold for a 24-month period. The chairman and chief executive officer of MVSI is a principal stockholder and warrantholder of e-Net; a director of MVSI is also a director and a stockholder of e-Net. Subject to consummation of the acquisition, which requires satisfaction of the aforementioned conditions precedent, MVSI intends provide at least $5.3 million to e-Net over a 24-month period ending in September 1998 in order to finance its business operations. The acquisition agreement contains terms and other conditions which are customary and usual to such acquisitions. As of September 30, 1996, MVSI has provided e-Net $500,000 in working capital (see notes receivable in accompanying balance sheet) and has on November 1, 1996, provided e-Net an additional $500,000 in working capital, pursuant to a promissory note. Terms of the promissory note include the payment of interest at 9% per annum and repayment due no later than September 6, 1997. Management intends to collect such amounts when due.

    The Company received a letter, dated December 23, 1996, from outside legal counsel to e-NET, Inc. (the "December 23, 1996
    Letter"). The December 23, 1996 Letter, which was written on behalf of e-NET, Inc., alleges that the Company has breached certain provisions of the October 16, 1996 Acquisition Agreement by and among the Company, e-NET, Inc. and e-NET, Inc.'s shareholders (the "Acquisition Agreement"). The December 23, 1996 Letter demands that the Company cure the alleged breaches of the Acquisition Agreement within any applicable cure period and states that the failure to do so will allow e-NET, Inc. to unilaterally terminate the Acquisition Agreement in accordance with its terms. The Company believes that it is not in breach of any provision of the Acquisition Agreement and that all of the allegations of breach of the Acquisition Agreement by the Company in the December 23, 1996 Letter are without merit. The Company is preparing a written response to the December 23, 1996 Letter and intends to request a meeting with e-NET, Inc.'s management in early January, 1997 to seek to resolve any disputes over the Acquisition Agreement. As of the date of this report, the Company is unable to determine the effects of this recent development on the consummation of the transactions contemplated by the Acquisition Agreement.